Exhibit 99.1

FOR IMMEDIATE RELEASE

	Contact:	Ralph Finkenbrink	NASDAQ: NICK
		Sr. Vice President, CFO	Web site: www.nicholasfinancial.com
Nicholas Financial, Inc. Corporate Headquarters		Ph # - 727-726-0763

2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759

Nicholas Financial Reports Results for the

3rd Quarter Ended December 31, 2008

January 29, 2009 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced that for the three months ended December 31, 2008, net earnings, excluding non-cash unrealized mark-to-market loss of interest rate swaps, decreased 43% to $1,267,000 compared to $2,236,000 for the three months ended December 31, 2007. Per share diluted net earnings, excluding non-cash unrealized mark-to-market loss of interest rate swaps, decreased 45% to $0.12 for the three months ended December 31, 2008 as compared to $0.22 for the three months ended December 31, 2007. See reconciliations of the Non-GAAP measures on page 3. Revenue increased 5% to $13,254,000 for the three months ended December 31, 2008 as compared to $12,614,000 for the three months ended December 31, 2007.

For the nine months ended December 31, 2008, net earnings, excluding non-cash unrealized mark-to-market loss of interest rate swaps, decreased 53% to $3,616,000 as compared to $7,617,000 for the nine months ended December 31, 2007. Per share diluted net earnings, excluding non-cash unrealized mark-to-market loss of interest rate swaps, decreased 53% to $0.35 for the nine months ended December 31, 2008 as compared to $0.74 for the nine months ended December 31, 2007. See reconciliations of the Non-GAAP measures on page 3. Revenue increased 7% to $39,878,000 for the nine months ended December 31, 2008 as compared to $37,362,000 for the nine months ended December 31, 2007.

According to Peter L. Vosotas, Chairman and CEO, “the business climate remains challenging, auto sales are still well below historical levels and the employment outlook continues to weaken. We expect to see some seasonal improvement in our business during the fourth quarter but remain very cautious about the coming year, as we believe the recessionary pressures embedded in the economy will not subside in the near-term. During the last two quarters we have been tightening our credit underwriting guidelines in response to market conditions. We continue to evaluate markets in which we operate in and we do not anticipate any significant change from our branch-based methodology. Due to a combination of tighter underwriting guidelines and a significant slow down in auto sales during the three months ended December 31, 2008, we have reduced the size of our loan portfolio by approximately $2.6 million and also decreased our credit line outstanding by approximately $4.6 million.”

Historically, the Company utilized interest rate swaps to protect the income statement from variability due to interest rate risk. Borrowings under the Company’s line of credit facility may be under various LIBOR or prime pricing options. Prior to October 2008, prime rate based borrowings were generally less than $5.0 million. These interest rate swaps were previously designated as cash flow hedges in accordance with SFAS No. 133, “Derivative Instruments and Hedging Activities, as amended”. Based on credit market events that transpired in October 2008, the Company made an economic decision to elect the prime rate pricing option available under its credit line agreement for the month of October 2008. This resulted in decreasing interest expense by approximately $100,000 for the three months ended December 31, 2008. As a result, the critical terms of the interest rate swaps and hedged interest payments were no longer identical and the Company undesignated its interest rate swaps as cash flow hedges. Consequently, beginning in October 2008 changes in the mark-to-market value of interest rate swaps are recorded in earnings. Unrealized losses previously recorded in accumulated other comprehensive loss are now reclassified into earnings as interest payments affect earnings over the remaining term of the respective swap agreements. The Company does not use interest rate swaps for speculative purposes. Such instruments continue to be intended for use as economic hedges.

Net income and diluted earnings per share (which include a non-cash pre-tax charge related to the above described interest rate swaps of approximately $1.7 million for the three months ended December 31, 2008) were $235,000 and $0.02, respectively. Net income and diluted earnings per share (which also include a non-cash pre-tax charge related to the above described interest rate swaps of approximately $1.7 million for the nine months ended December 31, 2008) were $2,584,000 and $0.25, respectively. As noted above, net income and diluted earnings per share for the three months ended December 31, 2007 were $2,236,000 and $0.22, respectively. Net income and diluted earnings per share for the nine months ended December 31, 2007 were $7,617,000 and $0.74, respectively.

Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeast. The Company presently operates out of 48 branch locations in both the Southeast and the Mid-West States. The Company has approximately 10,400,000 shares of common stock outstanding. For an index of Nicholas Financial Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2008. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially. All forward looking statements and cautionary statements included in this document are made as of the date hereby based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

This press release contains disclosures of non-GAAP financial measures including: net earnings, excluding non-cash unrealized mark-to-market loss of interest rate swaps and share diluted net earnings, excluding non-cash unrealized mark-to-market loss of interest rate swaps. These measures utilize the GAAP terms “net income” and “diluted earnings per share” and adjust the GAAP terms to exclude the effect of mark to market adjustments and reclassifications of previously recorded accumulated comprehensive losses associated with interest rate swaps. Management believes this presentation provides additional and meaningful measures for the assessment of the Company’s ongoing results and performance. Because the Company has historically reported mark-to-market (interest rate swaps) through other comprehensive income under hedge accounting, management believes that the inclusion of this non-GAAP measure provides consistency in its financial reporting and facilitates investors’ understanding of the Company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management recognizes that the use of non-GAAP measures has limitations, including the fact that they may not be directly comparable with similar non-GAAP financial measures used by other companies. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as substitute for, financial information prepared in accordance with GAAP. For a reconciliation of non-GAAP measures from GAAP reported amounts, please see the supplemental information included with this press release.

Nicholas Financial, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

The following tables include reconciliations of GAAP reported net income to the non-GAAP measure, net earnings, excluding non-cash unrealized mark-to-market loss of interest rate swaps as well as GAAP reported diluted earnings per share to the non-GAAP measure, per share diluted net earnings, excluding non-cash unrealized mark-to-market loss of interest rate swaps. The non-GAAP measures exclude the effect of mark-to-market adjustments and reclassifications of previously recorded accumulated comprehensive losses associated with interest rate swaps.

	Three months ended December 31,		Nine months ended December 31,
	2008	2007	2008	2007
Net income, GAAP	$234,905	$2,236,424	$2,584,441	$7,616,930
Mark-to-market of interest rate swaps (net of tax of $632,316)	1,031,904	—	1,031,904	—

Net earnings, excluding non-cash unrealized mark-to-market loss of interest rate swaps (a)	$1,266,809	$2,236,424	$3,616,345	$7,616,930

	Three months ended December 31,		Nine months ended December 31,
	2008	2007	2008	2007
Diluted earnings per share, GAAP	$0.02	$0.22	$0.25	$0.74
Per diluted share mark-to-market of interest rate swaps	$0.10	—	$0.10	—

Per share diluted net earnings, excluding non-cash unrealized mark-to-market loss of interest rate swaps (a)	$0.12	$0.22	$0.35	$0.74

(a)	Represents a non-GAAP financial measure. See information on non-GAAP financial measures above.

Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended December 31,		Nine months ended December 31,
	2008	2007	2008	2007
Revenue:
Interest income on finance receivables	$13,239	$12,593	$39,830	$37,301
Sales	15	21	48	61

	13,254	12,614	39,878	37,362
Expenses:
Operating	5,374	4,982	16,815	14,983
Provision for credit losses	4,568	2,467	13,115	5,281
Interest expense	1,269	1,611	4,110	4,843
Mark to market – interest rate swaps	1,664	—	1,664	—

	12,875	9,060	35,704	25,107
Operating income before income taxes	379	3,554	4,174	12,255
Income tax expense	144	1,318	1,590	4,638

Net income	$235	$2,236	$2,584	$7,617

Earnings per share:
Basic	$0.02	$0.22	$0.25	$0.76

Diluted	$0.02	$0.22	$0.25	$0.74

Weighted average shares	10,259,000	10,045,000	10,231,000	10,028,000

Weighted average shares and assumed dilution	10,378,000	10,298,000	10,368,000	10,346,000

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	December 31, 2008	March 31, 2008
Cash	$1,895	$2,298
Finance receivables, net	183,502	179,043
Other assets	9,746	8,497

Total assets	$195,143	$189,838

Line of credit	$101,530	$99,937
Derivatives	3,181	2,610
Other liabilities	7,699	8,715

Total liabilities	112,410	111,262
Shareholders’ equity	82,733	78,576

Total liabilities and shareholders’ equity	$195,143	$189,838

## More ##

	Three months ended December 31,		Nine months ended December 31,
	2008	2007	2008	2007
Portfolio Summary
Average finance receivables, net of unearned interest (1)	$208,438,920	$192,408,861	$206,814,055	$189,618,834

Average indebtedness (2)	$104,109,909	$98,899,680	$103,705,519	$96,177,013

Finance revenue (3)	$13,239,373	$12,593,397	$39,830,500	$37,301,655
Interest expense	1,268,669	1,610,758	4,109,682	4,842,628

Net finance revenue	$11,970,704	$10,982,639	$35,720,818	$32,459,027

Weighted average contractual rate (4)	23.90%	24.14%	24.17%	24.25%

Average cost of borrowed funds (2)	4.87%	6.51%	5.28%	6.71%

Gross portfolio yield (5)	25.41%	26.18%	25.68%	26.23%
Interest expense as a percentage of average finance receivables, net of unearned interest	2.43%	3.35%	2.65%	3.41%
Provision for credit losses as a percentage of average finance receivables, net of unearned interest	8.77%	5.09%	8.46%	3.67%

Net portfolio yield (5)	14.21%	17.74%	14.57%	19.15%
Operating expenses as a percentage of average finance receivables, net of unearned interest (6)	10.22%	10.27%	10.67%	10.46%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (7)	3.99%	7.47%	3.90%	8.69%

Write-off to liquidation (8)	14.62%	10.35%	12.90%	8.77%
Net charge-off percentage (9)	11.15%	9.51%	10.27%	7.98%

Note: All three and nine-month month key performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3)	Finance revenue does not include revenue generated by Nicholas Data Services, Inc., (“NDS”) the wholly-owned software subsidiary of Nicholas Financial, Inc.
(4)	Weighted average contractual rate represents the weighted average annual percentage rate (APR) of all Contracts purchased and direct loans originated during the period.
(5)	Gross portfolio yield represents finance revenue as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents finance revenue minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.
(6)	Operating expenses represent total expenses, less interest expense, the provision for credit losses, non-cash unrealized mark-to-market loss of interest rate swaps and operating costs associated with NDS.
(7)	Pre-tax yield represents net portfolio yield minus operating expenses as a percentage of average finance receivables, net of unearned interest.
(8)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.
(9)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.

## More ##

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to Contracts and under its direct loan program:

	December 31,
	2008		2007
Contracts
Gross balance outstanding	$283,571,200		$256,278,730

Delinquencies
30 to 59 days	$12,454,035	4.39%	$8,908,945	3.48%
60 to 89 days	5,022,847	1.78%	2,933,134	1.14%
90 + days	1,777,122	0.62%	1,402,143	0.55%

Total delinquencies	$19,254,004	6.79%	$13,244,222	5.17%

Direct Loans
Gross balance outstanding	$7,894,781		$10,989,625

Delinquencies
30 to 59 days	$234,606	2.97%	$212,084	1.93%
60 to 89 days	124,840	1.58%	77,503	0.71%
90 + days	97,807	1.24%	91,271	0.83%

Total delinquencies	$457,253	5.79%	$380,858	3.47%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended December 31,		Nine months ended December 31,
	2008	2007	2008	2007
Contracts
Purchases	$21,725,431	$25,469,763	$82,712,700	$83,498,826
Weighted APR	23.73%	24.08%	24.05%	24.13%
Average discount	9.23%	8.34%	9.03%	8.18%
Weighted average term (months)	49	48	48	48
Average loan	$9,377	$9,316	$9,455	$9,369
Number of contracts	2,317	2,734	8,748	8,912

## End ##